Exhibit 23.1


January 8, 1999


Board of Directors
CBQ, Inc.
4851 Keller Springs
Dallas TX 75248

RE: Form S 8

Gentlemen:

Please allow this letter to serve as our consent to the incorporation by reference of our opinion in the registration statement under the referenced matter.

If you have any questions with regards to the above matter, please call the undersigned.


Yours very truly,

/s/ Halliburton, Hunter & Associates
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Halliburton, Hunter & Associates